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                                 EMPLOYMENT AGREEMENT


         THIS AGREEMENT, entered into as of this 30th day of September, 1997, by and between FIRST REPUBLIC BANK, a Pennsylvania banking corporation ("Bank"), and KEVIN J. GALLAGHER ("Executive"),

         WHEREAS, Bank desires to employ Executive as Executive Vice President and Chief Lending Officer subject to the terms and conditions of this Agreement, and

         WHEREAS, Executive desires to be employed in such capacity by Bank;

         NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. Term. This Agreement shall commence on September 30, 1997 and shall continue until terminated pursuant to the terms hereof.

         2. Duties and Employment. The Bank hereby employs Executive as Executive Vice President and Chief Lending Officer of the Bank pursuant to the terms hereof. Executive shall faithfully perform such duties as are customarily required of an Executive Vice President and Chief Lending Officer and shall devote his entire time, energy and attention to those duties and to such other duties as may be assigned to him by the President and the Board of Directors of the Bank (the "Board").

         3.   Compensation.

              (a) Regular Compensation. For all services rendered by Executive under this Agreement, Bank shall pay Executive in accordance with the normal payment practices of Bank an annual salary of One Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($112,500.00) together with such interim increases during the term of this Agreement approved by the Board or its compensation or similar committee provided that eligibility for such increases in no way guarantees any such increases, the grantors or withholding of which is totally within the discretion of the Board or its committees.

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              (b)  Compensation Plans.  Executive shall be eligible to
participate in any bonus, stock purchase or grant, stock option, deferred compensation or other compensation plans presently or hereafter maintained by the Bank for its senior executives. Eligibility in no way guarantees Executive's receipt of any bonus, stock grant, stock option or other compensation pursuant to such plans, the granting of which is, and shall be, in the sole discretion of the Board or its designated Compensation Committee or any committee performing a similar function. Executive shall also be eligible to participate in any retirement or savings plan presently or hereafter maintained for the benefit of all employees of Bank.

              (c) Benefits. Bank shall maintain such basic medical, hospitalization, group life insurance, long term disability insurance and major medical insurance coverage for Executive and his dependents as it maintains for all its senior executives from time to time. Executive shall be entitled to a vacation in accordance with policies set by the Board of the Bank.

              (d) Automobile Allowance. During the term of this Agreement, Executive shall have a monthly automobile allowance of $600.00 plus reimbursement for reasonable operating and significant maintenance expenses, expenses for parking convenient to the Bank and the use of a car telephone, as long as such telephone is used primarily for business use.

              (e)  Travel Expense.  During the term of this Agreement,
Executive shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Bank.

              (f) Entertainment Expense. Executive will be reimbursed for all reasonable expenses incurred by Executive in fulfillment of his duties on behalf of the Bank, including entertainment, business meals and the like.

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              (g)  Approvals.  All expens+-es incurred by the Executive under subparagraphs (e) and (f) hereof must be approved by the President or Chairman of the Bank.

         4.   Termination.

              (a) The Bank may terminate this agreement by giving twelve (12) months written notice to the Executive; provided, however, that this agreement may not be terminated by Bank pursuant to this Paragraph 4(a) prior to March 31, 1998. Upon the giving of such notice all rights, duties and obligations shall cease and terminate except as provided in Paragraphs 5, 6 and 7 hereof and except that Executive shall continue to be paid his salary compensation only until the expiration of said twelve (12) month period.

              (b) This Agreement shall automatically terminate upon the death of Executive.

              (c) This Agreement shall automatically terminate upon Executive's "total disability". The term "total disability" shall have the same meaning as ascribed to it in the Bank's long-term disability insurance policy.

              (d) In the event Executive is found to have engaged in gross misconduct detrimental to the Bank or in the event Executive is indicted for a criminal offense involving moral turpitude, Bank may terminate Executive for cause immediately by sending written notice to such effect to the Executive.

              (e) The Executive may terminate this Agreement at any time upon thirty (30) days written notice to Bank, and upon the lapse of said thirty (30) day period all rights, duties and obligations of the parties hereunder shall cease and terminate except as provided in Paragraphs 6 and 7 hereof.

              (f) Termination shall not prejudice any remedy that the terminating party may have, either at law, in equity, or under this agreement.

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         5.   Payments to Executive Upon Termination.

              (a) In the event of the termination of Executive's employment pursuant to Paragraphs 4(b) or (c), as consideration for Executive's services to Bank prior to Executive's termination, Bank shall continue to pay to Executive, or to his estate, as the case may be, for the duration of the Severance Period, such compensation in such manner as had been received by Executive immediately prior to termination. The "Severance Period" shall be a period of time commencing at the termination of employment and continuing for ninety (90) days thereafter.

              (b) Under no circumstances shall Bank be obligated to pay any compensation to Executive following termination of employment pursuant to Paragraphs 4(d) or (e) hereof; provided however, the provisions of Paragraphs 6 and 7 hereof shall continue to be effective following such termination.

              (c) Bank shall have the option to accelerate payment of the sum(s) due during the Severance Period and to pay such sum(s) in such lump payment(s) as Bank shall deem appropriate provided that all such payments shall be made during the Severance Period and the amount of such payments shall not be greater than would have resulted from payment in accordance with Bank's standard practices or as otherwise provided herein.

              (d) If the Bank terminates this Agreement under Paragraph 4(a) above, the Bank, at its option, may accelerate the payment of sums due to Executive for the balance of the term of this Agreement and pay such sums in such lump sum payments as Bank shall deem appropriate; provided that all such payments shall be made during the twelve (12) month period following the notice of termination of this Agreement and the total of such lump sum payments

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shall not be less than would have resulted from payment in accordance with the Bank's standard practices, (and as to a termination prior to March 31, 1998, during such eighteen (18) month period).

         6.   Non-Solicitation/Confidentiality.

              (a) Executive agrees that for a period from one (1) year following Executive's termination hereunder, Executive shall not solicit, entice or contact Bank's executives for purposes of having such executives engage in direct competition with Bank.

              (b) Executive acknowledges that, in the course of his employment by Bank, he will have access to confidential information, trade secrets, and unique business procedures and information which are the valuable property of Bank. Executive agrees not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by Bank in its reasonable discretion, at any time, during or after the period Executive is employed by Bank, for any purpose other than to perform his assigned duties on behalf of Bank.

         7.   Remedy.

              (a) In the event Executive breaches Paragraph 6 of this Agreement, Executive shall forfeit immediately any right to compensation or other payments under

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Paragraphs 3, 4 and 5 of this Agreement, except for salary
obligations accrued prior to such default.

              (b) Bank and Executive acknowledge and agree that any breach of Paragraph 6 of this Agreement by Executive would cause irreparable injury to Bank and that Bank's remedy at law for any breach of any of Executive's obligations hereunder would be inadequate, and Executive agrees and consents that, in addition to the provisions of Paragraph 7(a) of this Agreement, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of Paragraph 6 hereof without necessity of proof that Bank's remedy at law is inadequate.

         8. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing by registered or certified mail, return receipt requested or nationally recognized courier service at the addresses set forth below.


                   If to the Bank:
                   1608 Walnut Street
                   10th Floor
                   Philadelphia, PA 19103
                   Attention:  President

                   If to the Executive:
                   231 Mallard Drive
                   North Wales, PA  19454

or to such other addresses as either party may designate by notice in writing as provided herein.

         9. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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         10.  Modification.  No change or modification of this Agreement shall be enforceable against any party unless the same be in writing and signed by the party against whom enforcement is sought.


         11. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto.

         12. Headings. Any headings preceding the text of the several paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         13. Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, executors, administrators, successors and, to the extent permitted herein, assigns. Notwithstanding the foregoing, Executive may not assign his rights, or delegate his duties, hereunder.

         14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.




         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the date and year above first written.

                             FIRST REPUBLIC BANK

__________________________   ____________________________________
Attest                       By: Rolf A. Stensrud, President
(Assistant) Secretary
(Corporate Seal)


__________________________   ____________________________________(Seal)
Witness                      Kevin J. Gallagher

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